Exhibit (a)(5)(E)
Dell Declines to Revise Bid for 3PAR, Ends Acquisition Discussions
ROUND ROCK, Texas, September 2, 2010 - Dell announced today that it will not increase its most recent proposal to acquire 3PAR, and that Dell has ended its discussions regarding a potential acquisition. Dell is entitled to receive a $72 million break-up fee from 3PAR upon the termination of its merger agreement.
Dell’s final offer to acquire 3PAR was not accepted by 3PAR’s board of directors. Dell’s improved offer included a proposed commercial relationship and an increased break-up fee.
“We took a measured approach throughout the process and have decided to end these discussions,” said Dave Johnson, senior vice president, corporate strategy.
“We will continue to put the interests of our customers and shareholders at the forefront of all our decisions,” said Brian Gladden, chief financial officer. “Our focus is to create long-term value.”
Dell is focused on creating open, affordable and capable enterprise solutions designed to help customers. The company has an industry-leading portfolio of enterprise solutions, including servers, storage, networking and services. Dell’s commercial enterprise solutions revenue grew 43 percent year over year in the company’s second fiscal quarter and is now a $17 billion annualized business.
“We believe our strategy of creating open, affordable and capable solutions resonates well with customers and will enable us to continue to outgrow the industry,” said Mr. Johnson.
About Dell
Dell Inc. (NASDAQ: DELL) listens to customers and delivers worldwide innovative technology, business solutions and services they trust and value. For more information, visit www.dell.com.
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Special Note:
Statements in this release that relate to future results and events are forward-looking statements based on Dell’s current expectations. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations and potential acquisitions, any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include those risks that are described in Dell’s Securities and Exchange Commission reports, including but not limited to the risks described in Dell’s Annual Report on Form 10-K for its fiscal year ended January 29, 2010 and its Quarterly Report on Form 10-Q for its fiscal quarter ended July 30, 2010. Dell assumes no obligation to update these forward-looking statements.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell securities. The tender offer is being made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that Dell Inc. and Dell Trinity Holdings Corp. filed with the SEC on a Tender Offer Statement on Schedule TO on August 23, 2010, as amended. In addition, 3PAR Inc. filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer on August 23, 2010. The Tender Offer Statement (and related materials) and the Solicitation/Recommendation Statement contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials may be obtained free of charge from D.F. King & Co., Inc., the information agent for the tender offer, toll-free at (800) 769-4414 (banks and brokers call collect (212) 269-5550). In addition, all of those materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s website at www.sec.gov.

Contact Information
Media Contacts: (512) 728-4100
David Frink	Dell	(512) 728-2678	david_frink@dell.com
Jess Blackburn	Dell	(512) 728-8295	jess_blackburn@dell.com
Investor Relations Contacts:
Robert Williams	Dell	(512) 728-7570	robert_williams@dell.com
Shep Dunlap	Dell	(512) 723-0341	shep_dunlap@dell.com
Frank Molina	Dell	(512) 723-5116	frank_molina@dell.com

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